UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 29, 2007

WHITNEY INFORMATION NETWORK, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Whitney Information Network, Inc. (the “Company”) has concluded its review of the recommendations made by the Special Committee which related to certain changes in management and in the composition of the Board.  These recommendations were previously outlined in the Company’s Current Report on Form 8-K dated November 9, 2007.

On December 4, 2007, the Board of Directors approved the following actions in light of the Special Committee’s recommendations:

•                  The Board determined to appoint two additional independent directors to the Board of Directors.  As previously reported in the Company’s Current Report on Form 8-K dated November 21, 2007, Murray A. Indick, an independent director, was appointed to the Board.  Upon appointing two more independent directors, together with Mr. Indick and Mr. Rick Cardin, the Company then will have four independent directors on the Board.  The Company desires to add the two additional independent directors as soon as it can, but cautions that it may take some time for qualified candidates to be identified and nominated by the Nominating Committee and appointed by the Board.

•                  Russell A. Whitney will resign by the end of December 2007 as Chief Executive Officer of the Company, and the Board will accept his resignation.  Mr. Whitney will continue to serve as Chairman of the Board of Directors, a non-executive position on the Board.   The Board approved that Mr. Whitney will assume a role as an advisor to the Company.  The terms of Mr. Whitney’s departure as Chief Executive Officer and the assumption of his new position as an advisor to the Board, including his compensation, will be negotiated by the Compensation Committee.

•                  Ronald S. Simon resigned on December 5, 2007 as President and Chief Operating Officer of the Company, and the Board has accepted his resignation.  Mr. Simon also will resign as a member of the Board of Directors, which resignation is expected no later than mid-January 2008.  The Board approved that Mr. Simon is assuming a new non-executive administrative role with the Company.   In his new role, Mr. Simon does not hold a position in which he has any control or oversight over, or participation in, the disclosure process for the Company’s filings with the Securities and Exchange Commission, any involvement in the Company’s accounting or financial reporting, or any authority to negotiate transactions with Mr. Whitney or his family members with respect to Company business.

•                  John F. Kane was appointed by the Board as President of the Company on an interim basis on December 4, 2007.  As previously reported in the Company’s Current Report on Form 8-K dated November 21, 2007, Mr. Kane was appointed to Company’s Board of Directors.  Mr. Kane has been employed by the Company since its inception.  In 2006, he was appointed Executive Vice President, Operations, of the Company, and prior to that was the Executive Vice President, Real Estate Education.

•                  The Board will undertake, in consultation with Mr. Whitney, a search for a new Chief Executive Officer.  Mr. Kane may choose to become a candidate to become the permanent Chief Executive Officer, in addition to other candidates not currently employed by the Company.

In addition, on December 4, 2007, Anne M. Donoho was appointed by the Board of Directors as Chief Financial Officer of the Company on an interim basis, replacing Alfred R. Novas who was terminated without cause as Chief Financial Officer of the Company on November 29, 2007.   The termination of Mr. Novas was not related to any of the matters under investigation by the Special Committee, the Securities and Exchange Commission or the Department of Justice, and there were no disagreements over accounting policies, practices or procedures or financial reporting between Mr. Novas and the Company.

Following a transition period, Ms. Donoho is expected by members of the Board of Directors to become the permanent Chief Financial Officer of the Company.  In her role as interim Chief Financial Officer, Ms. Donoho is the principal financial officer and principal accounting officer of the Company.

Ms. Donoho, 50 years of age, joined the Company in November 2006 as Vice President, Finance, of the Company.   In her role as Vice President, Finance, she was responsible for the Company’s SEC reporting, controllership functions, financial systems and Sarbanes-Oxley compliance, among other responsibilities.   Prior to joining the Company, she served as an independent financial consultant for 10 years engaging in interim accounting, SEC reporting and finance assignments for publicly-held e-commerce, retail and financial services companies.   Prior to that, she served in various corporate controller, accounting, financial reporting and internal audit positions with Broadway Department Stores (1995-1996), The Walt Disney Company (1990-1994), Restaurant Enterprises Group, Inc. (1986-1990), Denny’s Inc. (1983-1986) and American Airlines (1981-1983).  She was employed as an audit staff with Ernst & Young (then Ernst & Whinney) from 1979 to 1981.   Ms. Donoho holds a B.S. in Accounting from San Diego State University and an M.B.A. from the University of Southern California.

On December 5, 2007, the Company entered into an employment agreement with Ms. Donoho with respect to her position as interim Chief Financial Officer of the Company.   Pursuant to the agreement, Ms. Donoho has an annual salary of $250,000 and is eligible for an incentive bonus to be determined by the Compensation Committee of the Board of Directors, as well as health insurance and other benefits generally awarded to executive officers of the Company.  She was also awarded options to purchase 50,000 shares of common stock at a price of $2.30 per share (the most recent reported sale price of the common stock on December 4, 2007).   Pursuant to the agreement, upon termination without cause, or upon termination in connection with a change of control of the Company, Ms. Donoho will be entitled to one year’s salary and benefits as severance compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITNEY INFORMATION NETWORK, INC.

Date: December 5, 2007	/s/ John F. Kane
John F. Kane
Interim President